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                       Copyright 2001 Business Wire, Inc.
                                  Business Wire

                             APRIL 24, 2001, Tuesday

DISTRIBUTION: Business Editors

LENGTH: 1308 words

HEADLINE: INAMED Announces First-Quarter Results; Updates 2001 Outlook

DATELINE: SANTA BARBARA, Calif., April 24, 2001

BODY:

     INAMED Corp. (Nasdaq:IMDC) today announced financial results for the first quarter ended March 31, 2001.

     Sales for the first quarter were $57.8 million, down 4.1% from$60.3 million for the 2000 first quarter. Proforma earnings per share for the quarter were $0.32, compared with $0.41 in the first quarter of the prior year. Cash earnings per share for the quarter were $0.42, compared with $0.49 in the first quarter of the prior year.

     Proforma EPS excludes one-time after-tax charges of $5.6 million. These charges relate to the resignation of INAMED'S former co-CEO, the closure of the company's New York office, and a previously announced workforce reduction at the company's McGhan Medical subsidiary in Santa Barbara.

     The gross margin for the first quarter of 2001 was 73.7%, as compared to 74.0% for the first quarter of 2000. Earnings before interest and taxes (EBIT) for the first quarter of 2001 (before restructuring charges) were $13.9 million, as compared to EBIT of$17.1 million for the first quarter of 2000.

     Commenting on the results, Richard G. Babbitt, INAMED'S chairman and chief executive officer, said: "The softer U.S. sales that we saw in the second half of 2000 continued through the first quarter of 2001 and resulted in a decline year over year.

     "We believe that consumers are delaying some purchases of discretionary items, such as breast augmentation and collagen facial injections, due to concerns about the economy. In addition, we continue to see a product mix shift in our U.S. implant business, which is reducing average revenue per unit."

     Babbitt continued, "Internationally, our total sales were off 9% from the first quarter 2000. However, our breast implant sales were strong, up 14% from the prior year, and we continue to gain market share in that product area. Our European collagen sales were down 31%, in part we believe due to unfounded concern about BSE, or mad cow disease.

     "Our bovine-based collagen products are produced from BSE-free U.S. sources which are strictly controlled and USDA-monitored. While we are still competing favorably with competitors' non-bovine products, we are actively working with the EU communities to reassure consumers about our products' safety, and expect any downward pressure on sales to ease as our consumer base is reassured.

     "In addition, we also offer non-bovine based collagen products outside the U.S market, and our present plans are to launch a human collagen product both in the U.S. and abroad in the fourth quarter.

     "Our obesity business showed very strong growth in the quarter, up 29% year over year. This is an important high-growth area for us, and we expect to continue to lead the industry in this market.

     "Overall, we are beginning to see some strengthening in our sales numbers both in the U.S. and abroad, and while last year's second quarter results were at record levels, we are hopeful that we will show a flat to slightly higher top line in the second quarter against this tough year-ago comparison," Babbitt concluded.
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     The company said that it now expects sales of $240 million to $250 million and cash EPS in the range of $1.70 to $1.90 for 2001, excluding any non-recurring or extraordinary items.

     Commenting on the company's outlook, Babbitt said: "INAMED continues to pay close attention to our customers, markets and costs. We are focused on our core competencies, and are concentrating our product line in the breast implant, dermal filler and Lap-Band markets. We intend to be the market leader in each of these markets throughout the world, and we remain confident of our excellent long-term growth prospects."

     As part of its ongoing efforts to reduce its cost structure, INAMED recently announced workforce reductions of approximately 85 job positions at McGhan Medical, to be completed by the end of the third quarter 2001.

     Also in the 2001 third quarter, a new McGhan facility in Santa Barbara will be in operation, consolidating McGhan's manufacturing, engineering and support operations in one location, and eliminating inefficiencies from conducting operations in multiple buildings. In addition, the company held its SG&A flat compared to the year-ago quarter, excluding research and development costs.

     INAMED also said that the search for a senior executive with strong marketing experience is progressing well, and the company is pleased with the quality of candidates it has interviewed.

     Conference Call and Replay

     INAMED management will host a conference call today, Tuesday, April 24, at 12:00 noon Eastern time to discuss the company's first quarter. Investors can access the conference call in the U.S. by dialing 800/865-4460, international callers, dial 973/633-1010, then in either case, ask to be connected to the INAMED investor call.

     In addition, you may listen to the conference call over the Internet through Investor Broadcast Network's Vcall Web site, www.vcall.com. To listen, go to the Web site at least 15 minutes early to register and download and install any necessary audio software.

     For those unable to participate, a rebroadcast will be made available through Vcall's Web site for 30 days after the call. It will be available shortly after the call.

     About INAMED Corp.

     INAMED is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic medicine and obesity markets. INAMED sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition.

     INAMED also sells products which address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices which treat severe obesity and urinary incontinence.

     Forward-Looking Statements

     This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ or differ materially from those described in the forward-looking statements. For a full discussion of the risks and uncertainties, please refer to recent SEC filings made by the company including, without limitation, the company's annual report on SEC form 10-K for fiscal 2000.
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                                 Earnings Recap
                      (in millions, except per share data)
                                   UNAUDITED

                                             For the first quarter ended
                                                      March 31,
                                               -------------------------
                                                2001               2000
                                               ------             ------
Net Sales                                      $ 57.8             $ 60.3
Cost of sales                                    15.2               15.7
Gross Margin                                     42.6               44.6
Gross Margin %                                   73.7%              74.0%
Selling, General and administrative              24.4               25.5
Research and development                          2.8                2.3
Other Income (Expense)                            0.8                2.2
Amortization of Intangibles                       2.3                1.9
Restructuring charge                              8.3                 --
INCOME BEFORE INTEREST AND TAXES                  5.6               17.1
Net interest                                      2.7                4.5
INCOME BEFORE TAXES                               2.9               12.6
Taxes                                             1.4                4.6
NET INCOME                                     $  1.5             $  8.0
Basic EPS                                      $ 0.07             $ 0.40
Diluted EPS                                    $ 0.07             $ 0.34
Proforma EPS                                   $ 0.32             $ 0.41
Cash EPS                                       $ 0.42             $ 0.49
Basic Shares                                     20.4               20.3
Diluted Shares                                   22.2               23.3
 Depreciation                                     1.1                1.4
Amortization                                      2.9                2.3
EBITDA                                           17.9               20.8

                         CONTACT: INAMED Corp., New York
               Michael Doty, SVP & CFO, 212/273-3430 (Investors)
                                       or
                       Citigate Sard Verbinnen, New York
              Denise DesChenes/Anna Cordasco, 212/687-8080 (Media)

                        URL: http://www.businesswire.com

                           LOAD-DATE: April 25, 2001